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[DEPARTMENT OF COMMERCE SEAL]

                          ARTICLES OF AMENDMENT TO THE
                          ATICLES OF INCORPORATION OF
                                   MACE, INC.

     Pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Mace, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on the 21st day of April, 1989, in the manner prescribed by the said Business Corporation Act. Article IV is hereby amended to read as follows:

                                   ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue 50,000,000 (fifty million) shares of stock each having a par value of one-fifth of one cent ($0.002). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized trading shares shall be issued at the discretion of the Directors.

     THIRD: The total number of shares of the corporation outstanding at the time of said adoption was 4,006,000.

     FOURTH: That the designation and the number of outstanding shares of each class entitled to vote thereon were as follows:

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     The Capital Stock is all of one class, and there are 4,006,000 shares entitled to vote thereon.

     FIFTH: The number of shares voted for such amendment was 2,672,000, and the number of shares voted against such amendment was 299,500.

     SIXTH: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be effected as follows:

     A two for one (2 for 1) reverse split, so that for every two shares owned prior to this amendment, the shareholders will only own one share after this amendment.

     SEVENTH: The manner in which such amendments effect changes in the amount of capital as changed by such amendments are as follows:

     No change in the total authorized capital.

     DATED this 23 day of May, 1989.

                                                        MACE, INC.

                                                        BY:  /s/ JACK BLANK
                                                           ---------------------

                                                        BY:  /s/ HAL W. GRIFFITH
                                                           ---------------------
STATE OF UTAH       )
                    )ss.
COUNTY OF SALT LAKE )

     On the 23, day of May, 1989, personally appeared before me Jack Blank, President and Hal W. Griffith, secretary, to me personally known, being by me duly sworn deposed and said that

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they are respectively, in the order named, President and Secretary of Mace,
Inc., the Corporation aforesaid; that the statements therein contained are true, and that the said instrument was signed in behalf of said Corporation by authority of its Board of Directors; and that the same was the free act and deed of said Corporation.

     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year above written in this certificate.

                                                      /s/ STEVEN W. CHRISTENSEN
                                                      --------------------------
                                                        N0TARY PUBLIC
                                                        Residing in:

My Commission Expires:
   May 1, 1993


                                                        [NOTARY SEAL]

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